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                              POSITRON CORPORATION
                  STATEMENT RE: COMPUTATION OF PER SHARE LOSS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                    EXHIBIT 11.0




                                                       1996         1997
                                                    -----------  -----------

Net loss                                            $   (2,077)  $   (1,334)
                                                    ==========   ==========

Weighted average common shares used in computing
 net loss per share                                  3,637,320    4,473,566
                                                    ==========   ==========

Net loss per share                                      ($0.57)      ($0.30)
                                                    ==========   ==========